UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

August 13, 2010

(Date of earliest event reported)

Corning Natural Gas Corporation

(Exact name of registrant as specified in its charter)

New York	000-00643	16-0397420
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

330 West William Street, Corning, New York	14830
(Address of principal executive offices)	(Zip Code)

(607) 936-3755

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

As previously disclosed, on March 1, 2010, the Company's directors received a non-binding proposal from Energy, Inc., now known as Gas Natural, Inc. ("Gas Natural"), to purchase all the common shares of the Company for $25 per share in a combination of cash and Gas Natural common stock. The proposal set forth in the letter would total approximately $28 million assuming conversion of all the Company's outstanding warrants and options and a value of $10.04 for the Gas Natural stock. Gas Natural's common stock trades on the Nasdaq Global Stock Market under the trading symbol "EGAS". The proposal also contained a provision to adjust the price if the Company issues new equity which is dilutive.

The letter also proposed that three current directors of Corning be added to the Gas natural Board of Directors to increase it to nine members. Corning's chief executive officer, Michael German, would be one of the three board members from Corning and would be named President and Co-Chief Executive Officer of Gas Natural. The other current Corning board members affiliated with Gas Natural or its Chairman Richard Osborne would not be among Corning's nominees. No economic terms were proposed for Mr. German's employment but certain powers and responsibilities were enumerated.

On July 9, 2010, the Company commenced a common stock transferable subscription rights offering to its shareholders of record as of July 19, 2010. The rights entitled such shareholders to purchase one share of our common stock for each ten shares held by such shareholder at a price of $18.00 per share. The subscription rights must be exercised by 5:00 p.m., New York City time on August 27, 2010, unless the offering is extended by the company for no more than 30 days beyond the initial expiration date. The offering was registered with the Securities and Exchange Commission on Form S-1 (No. 333-166008).

On Friday, August　13, 2010, after a series of events described below, our president and chief executive officer Michael I. German received an e-mail message from Gas Natural, confirmed by a letter received on August　16, 2010, reiterating the offer. The letter, filed as an exhibit to this Current Report on Form 8-K, is a non-binding offer to purchase all of our outstanding shares for an aggregate price, on a fully diluted basis, of $28,773,850 or $25.00 per share, payable in cash and shares of the common stock of Gas Natural, subject to adjustment with respect to any of our shares issued in connection with the subscription rights offering. The non-binding offer calls for a pro ration of the cash and stock so that no more than $7.5 million in total cash consideration would be paid. The Gas Natural shares of common stock would be issued at 2.12 shares of common stock of Gas Natural (based on the average closing price of Gas Natural common stock for the last 20 trading days ended August　12, 2010) for each share of our common stock. In addition, as in the earlier letter, the letter set forth a position for Mr. German in the combined company as President and co-CEO with certain duties allocated between Mr. German and Richard M. Osborne, the chairman, chief executive officer and a significant shareholder of Gas Natural. The letter states that the offer will expire on September　3, 2010.

Our special committee, in a meeting on August　17, 2010, has determined that the non-binding offer from Gas Natural would require further consideration that is not possible during the pendency of the subscription rights offering, particularly given other matters that have transpired over the past several weeks. Accordingly, it has responded to Gas Natural requesting an extension of the period to consider the offer.

Late in the week ending July 29, 2010, Mr. German received a telephone call from Gregory J. Osborne, a member of the Company's Board of Directors, and the son of Mr. Richard Osborne. Mr. Gregory Osborne informed Mr. German that Mr. Richard Osborne thought it was unlikely that the Gas Natural offer would be consummated and that Mr. Richard Osborne wished to have his shares of the Company purchased at $19.00. In a Current Report on Form 8-K, filed with the Securities and Exchange Commission on August　17, 2010, Gas Natural reported that Richard Osborne beneficially owns 123,982 shares of Corning's common stock, or 11.9%, of which 13,300 shares and warrants to purchase 700 shares of our common stock are held by Gas Natural. Mr. Osborne's stated desire to sell his shares followed a series of sales by the Osborne Trust of shares of the Company held by it (as reported on Forms 4) of 500 shares at $23.50 on April 16, 2010; 350 shares and 4,432 shares at $23.00 on April 21, 2010; 3,000 shares at $23.00 per share on April　27, 2010; 1,000 shares at $22.75 per share on May 3, 2010; and 718 shares at $22.25 per share at May 4, 2010.

The offer for the sale of the shares of the Osborne Trust was reiterated by Mr. Gregory Osborne and Tom Smith, also a member of our Board of Directors and the chief financial officer of Gas Natural, at a meeting at our Company's headquarters after the adjournment of the Company's regular Board meeting on August 3, 2010. An August 5 e-mail from Mr. Gregory Osborne to Mr. German memorialized the substance of his presentation to Mr. German and the Board of Directors after adjournment of the August 3, 2010 board meeting and indicated that the Company shares held by Gas Natural were also available for sale.

At the request of Mr. Gregory Osborne, Mr. German and Mr. Henry Cook, chairman of our Board of Directors, met with both Messrs. Osborne at the airport in Binghamton, New York, on August 10, 2010. At that meeting, the parties discussed both Mr. Osborne's interest in selling his shares of the Company in a private placement and Gas Natural's non-binding offer to purchase all the shares of the company for $25.00 per share in cash and stock. Mr. German informed the Osbornes that an unaffiliated individual known to Mr. German had expressed an interest in acquiring the company's shares owned by the Osborne Trust, and perhaps, Gas Natural.

On August 12, 2010, Mr. German received a telephone call from Mr. Gregory Osborne and Mr. Smith conveying a claim by Mr. Richard Osborne against the Company for unreimbursed expenses. During that call, Mr. Gregory Osborne also confirmed that there were ongoing discussions with an individual regarding the purchase of the shares of the Company's common stock held by the Osborne Trust.

On August 13, 2010, Mr. German received the email message from Richard Osborne Chairman and CEO on behalf of Gas Natural described above.

For a variety of reasons, including the significant Gas Natural stock component to the non-binding offer, and the various communications from Gas Natural and from Mr. Richard Osborne and his representatives, the Company cannot predict what actions the Special Committee of the Board of Directors may take when considering the non-binding offer from Gas Natural. Mr. German, who is also the holder of approximately 17% of the shares of the Company, has indicated to the Special Committee that he is uncomfortable with what he perceives to be the inconsistencies in the communications from Gas Natural and Mr. Richard Osborne over the past month. For that reason, among others, Mr. German has expressed reservations to the Special Committee relative to the Gas Natural proposal.

We cannot predict whether the special committee will recommend that we engage in further discussions with Gas Natural, or, if it does, the result of those discussions. Any such transaction would be subject to approval of our board of directors (other than those directors with conflicting interests), approval by shareholders holding 2/3rds of our outstanding common stock, approval by the New York Public Service Commission and other regulatory approvals. Even if the special committee were to negotiate and recommend a transaction to the board, we can provide no assurance whether required approvals would be obtained or the length of time obtaining the approvals would take.

FORWARD-LOOKING STATEMENTS

This Current Report on Form 8-K contain statements that are forward-looking, such as statements relating to future capital expenditures, financing sources and availability, business development and acquisitions, dispositions, and the effects of regulation and competition. The words "believe," "expect," "anticipate," "intend," "may," "plan," and similar expressions are intended to identify these statements. Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be achieved. As forward-looking statements, these statements involve risks, uncertainties and other factors that could cause actual results to differ materially from the expected results. Accordingly, actual results may differ materially from those expressed in any forward-looking statements. These statements include but are not limited to statements in the prospectus under the captions "Questions and Answers About the Rights Offering," "Summary" and "Risk Factors," as well as all other sections in this prospectus. Factors that could cause actual results to differ materially from our management's expectations include, but are not limited to:

    the effect of any interruption in our supply of natural gas or a substantial increase in the price of natural gas, our ability to successfully negotiate new supply agreements for natural gas as they expire, on terms favorable to us, or at all, the effect on our operations of weather conditions and conservation efforts by our customers,

    the effect on our operations of any actions by the New York Public Service Commission, the effect of any litigation arising from actions taken or not taken by our former executive officers and any agreements executed in connection therewith, the effect on our operations of unexpected changes in any other applicable legal or regulatory requirements, the amount of natural gas produced and directed through our pipeline by producers, our ability to obtain additional equity or debt financing to fund our capital expenditure plans and for general corporate purposes, our successful completion of various capital projects and the use of pipelines, compressor stations and storage by customers and counterparties at levels consistent with our expectations, our ability to retain the services of our senior executives and other key employees, our vulnerability to adverse general economic and industry conditions on our major customers and customers generally, the effect of any leaks in our transportation and delivery pipelines, and competition for gas supply and transportation from other sources and pipelines.

Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update any forward-looking statement in light of new information or future events.

Item 9.01. Financial Statements and Exhibits

Exhibit 99.1 Letter from Gas Natural, Inc., dated August 13, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Corning Natural Gas Corporation

By: /s/ Michael I. German

President and Chief Executive Officer

Dated: August 17, 2010